EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2012 Third Quarter Results

STAMFORD, Conn., Aug. 6, 2012 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2012 third quarter and the nine-month period ended June 30, 2012.

For the fiscal 2012 third quarter, Star reported a six percent decrease in total revenue to $232.5 million, compared to total revenue of $246.8 million in the prior-year period. While selling prices rose in response to an increase in wholesale product cost, home heating oil and propane volume declined by 21 percent versus the fiscal 2011 third quarter as the additional volume provided by acquisitions was more than offset by the impact of warmer temperatures, net customer attrition and other factors. Temperatures in Star's geographic areas of operations were 10 percent warmer than the prior year's comparable period and 25 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

During the three-month period ended June 30, 2012, Star's operating loss decreased $8.2 million to $20.1 million, as a decline in product gross profit of $8.4 million was more than offset by a favorable non-cash change in the fair value of derivative instruments of $5.1 million, lower operating expenses (including depreciation and amortization) of $8.2 million and an improvement in net service and installation profitability of $3.2 million. The Partnership reported a net loss of $11.8 million, $6.4 million less than the net loss reported in the fiscal 2011 third quarter.

The Adjusted EBITDA loss was $4.2 million for the fiscal 2012 third quarter, or 44 percent less than in the third quarter of fiscal 2011.

"This quarter we looked to put the first six months of such an unusual year behind us," said Dan Donovan, Star Gas Partners' Chief Executive Officer. "We completed one important acquisition and focused our attention on controlling operating costs. Net customer attrition came down from last quarter's spike, but customer retention remains a priority. As always, we have continued our emphasis on cost containment as we prepare for next winter and improved operating performance in the quarters to come."

For the nine months ended June 30, 2012, Star reported an eight percent decrease in total revenue to $1.3 billion, as additional revenue from higher selling prices was more than offset by volume declines.

Home heating oil and propane volume for the first nine months of fiscal 2012 decreased by 79.1 million gallons, or 24 percent, to 256.7 million gallons, as the impact of warmer temperatures, net customer attrition and other factors more than offset the additional volume provided by acquisitions. Temperatures in Star's geographic areas of operations were 21 percent warmer than the prior year's comparable period and 22 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. As noted in Star's Form 10-Q filed on May 7, 2012, the heating season (October 1 to March 31) of fiscal 2012 was the warmest in 112 years within the New York Metropolitan area, which is an important area of operation.

Operating income for the first nine months of fiscal 2012 decreased by $41.9 million to $61.4 million, as a $64.0 million decline in product gross profit and a $12.2 million unfavorable non-cash change in the fair value of derivatives was somewhat offset by an improvement in service profitability of $5.5 million and lower operating expenses (including depreciation and amortization) of $28.8 million, including $12.5 million in payments recorded under Star's weather hedge contract.

The Partnership reported net income of $31.6 million for the nine months ended June 30, 2012, a decrease of $19.4 million compared to net income of $51.0 million for the nine months ended June 30, 2011.

Adjusted EBITDA decreased $31.4 million to $74.8 million for the nine months ended June 30, 2012, compared to $106.2 million for the nine months ended June 30, 2011, as the decline in volume primarily due to the warm weather more than offset an increase in Adjusted EBITDA provided by fiscal 2012 and 2011 acquisitions, higher home heating oil and propane per-gallon gross profit margins and lower operating expenses.

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;

  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

Conference Call: Star Gas management will host a webcast and conference call Tuesday, August 7 at 11:00 a.m. (EDT). The webcast is available at www.star-gas.com/events.cfm and at www.vcall.com. The conference call dial-in is 888-335-0893 (or 970-315-0470 for international callers).

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com where unitholders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulation, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions; and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 and its Annual Report on Form 10-K for the year ended September 30, 2011, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

 (Financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2012	2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 91,232	$ 86,789
Receivables, net of allowance of $10,531 and $9,530 respectively	115,019	92,967
Inventories	36,668	80,536
Fair asset value of derivative instruments	--	3,674
Current deferred tax asset, net	7,447	13,155
Prepaid expenses and other current assets	18,367	22,296
Total current assets	268,733	299,417

Property and equipment, net	52,089	47,131
Goodwill	201,085	199,296
Intangibles, net	76,093	52,348
Long-term deferred tax asset, net	8,856	17,646
Deferred charges and other assets, net	10,028	10,291
Total assets	$ 616,884	$ 626,129

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 17,201	$ 18,569
Fair liability value of derivative instruments	6,595	3,322
Accrued expenses and other current liabilities	80,363	76,428
Unearned service contract revenue	41,063	40,903
Customer credit balances	57,870	67,214
Total current liabilities	203,092	206,436

Long-term debt	124,333	124,263
Other long-term liabilities	18,275	22,797

Partners' capital
Common unitholders	297,247	299,913
General partner	183	187
Accumulated other comprehensive loss, net of taxes	(26,245)	(27,467)
Total partners' capital	271,185	272,633
Total liabilities and partners' capital	$ 616,884	$ 626,129

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except per unit data - unaudited)	2012	2011	2012	2011

Sales:
Product	$ 181,751	$ 198,450	$ 1,172,628	$ 1,289,870
Installations and service	50,725	48,322	150,914	148,268
Total sales	232,476	246,772	1,323,542	1,438,138
Cost and expenses:
Cost of product	146,034	154,379	921,931	975,205
Cost of installations and service	39,892	40,760	136,617	139,457
(Increase) decrease in the fair value of derivative instruments	11,225	16,323	1,362	(10,844)
Delivery and branch expenses	46,760	53,828	176,230	201,764
Depreciation and amortization expenses	4,608	4,420	12,066	13,696
General and administrative expenses	4,008	5,328	13,927	15,516
Operating income (loss)	(20,051)	(28,266)	61,409	103,344
Interest expense	(3,435)	(3,918)	(10,716)	(12,457)
Interest income	1,538	2,018	3,474	3,791
Amortization of debt issuance costs	(486)	(618)	(1,145)	(2,044)
Loss on redemption of debt	--	--	--	(1,700)
Income (loss) before income taxes	(22,434)	(30,784)	53,022	90,934
Income tax expense (benefit)	(10,645)	(12,587)	21,398	39,892
Net income (loss)	$ (11,789)	$ (18,197)	$ 31,624	$ 51,042
General Partner's interest in net income (loss)	(62)	(88)	166	247
Limited Partners' interest in net income (loss)	$ (11,727)	$ (18,109)	$ 31,458	$ 50,795

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.19)	$ (0.27)	$ 0.51	$ 0.76
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	--	0.05	0.10
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.19)	$ (0.27)	$ 0.46	$ 0.66

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	61,024	67,078	62,236	67,078

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended June 30,
(in thousands)	2012	2011

Net loss	$ (11,789)	$ (18,197)
Plus:
Income tax benefit	(10,645)	(12,587)
Amortization of debt issuance cost	486	618
Interest expense, net	1,897	1,900
Depreciation and amortization	4,608	4,420
EBITDA from continuing operations	(15,443)	(23,846)

(Increase) / decrease in the fair value of derivative instruments	11,225	16,323
Adjusted EBITDA	(4,218)	(7,523)

Add / (subtract)
Income tax benefit	10,645	12,587
Interest expense, net	(1,897)	(1,900)
Provision for losses on accounts receivable	615	2,220
Decrease in accounts receivables	89,323	121,016
(Increase) decrease in inventories	8,952	(20,989)
Increase in customer credit balances	20,605	6,717
Change in deferred taxes	(9,273)	(12,394)
Decrease in weather hedge contract receivable	12,500	--
Change in other operating assets and liabilities	(10,393)	(16,116)
Net cash provided by operating activities	$ 116,859	$ 83,618

Net cash used in investing activities	$ (12,971)	$ (5,575)

Net cash used in financing activities	$ (37,709)	$ (39,326)

Home heating oil and propane gallons sold	35,100	44,300

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Nine Months Ended June 30,
(in thousands)	2012	2011

Net income	$ 31,624	$ 51,042
Plus:
Income tax expense	21,398	39,892
Amortization of debt issuance cost	1,145	2,044
Interest expense, net	7,242	8,666
Depreciation and amortization	12,066	13,696
EBITDA from continuing operations	73,475	115,340

(Increase) / decrease in the fair value of derivative instruments	1,362	(10,844)
Loss on redemption of debt	--	1,700
Adjusted EBITDA	74,837	106,196

Add / (subtract)
Income tax expense	(21,398)	(39,892)
Interest expense, net	(7,242)	(8,666)
Provision for losses on accounts receivable	6,864	10,093
Increase in accounts receivables	(21,831)	(92,107)
Decrease in inventories	45,067	6,846
Decrease in customer credit balances	(15,697)	(45,525)
Change in deferred taxes	13,657	25,464
Change in other operating assets and liabilities	6,842	18,517
Net cash provided by (used in) operating activities	$ 81,099	$ (19,074)

Net cash used in investing activities	$ (41,515)	$ (10,019)

Net cash provided by (used in) financing activities	$ (35,141)	$ 18,568

Home heating oil and propane gallons sold	256,700	335,800
CONTACT: Star Gas Partners
         Chris Witty
         646/438-9385 or cwitty@darrowir.com
         Investor Relations
         Darrow Associates
         203/328-7310